EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Jones Soda Co.

We consent to the use of our report dated February 24, 2006, with respect to the consolidated balance sheets of Jones Soda Co. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for the years then ended, incorporated herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Vancouver, Canada
July 5, 2006